Atkore International Group Inc. Announces First Quarter 2018 Results

•	Diluted EPS increased to $0.41 from $0.26; Adjusted net income per diluted share increased $0.18 to $0.46 from $0.28

•	Net income increased $9.8 million to $27.2 million; Adjusted EBITDA increased $8.6 million to $58.5 million

•	Net income margin increased to 6.6% from 5.1%; Adjusted EBITDA Margin of 14.1%

•	Second quarter 2018 Adjusted EPS guidance of $0.42 - $0.48

•	Full-year 2018 Adjusted EPS guidance increased to $1.95 - $2.15

HARVEY, IL. - February 6, 2018 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2018 first quarter ended December 29, 2017 ("first quarter").

"Atkore delivered strong results in the first quarter of fiscal 2018," commented John Williamson, Atkore President and Chief Executive Officer. "We drove organic volume growth, generated productivity savings and realized accretive earnings from integrating recent acquisitions that contributed toward double-digit year over year improvements in EBITDA and EPS," Williamson added.

2018 First Quarter Results

	Three months ended
($ in thousands)	December 29, 2017	December 30, 2016	Change	% Change
Net sales
Electrical Raceway	$316,523	$242,385	$74,138	30.6%
Mechanical Products & Solutions	98,574	95,681	2,893	3.0%
Eliminations	(539)	(475)	(64)	13.5%
Consolidated operations	$414,558	$337,591	$76,967	22.8%

Adjusted EBITDA
Electrical Raceway	$56,160	$42,117	$14,043	33.3%
Mechanical Products & Solutions	10,809	15,781	(4,972)	(31.5)%
Unallocated	(8,482)	(8,007)	(475)	5.9%
Consolidated operations	$58,487	$49,891	$8,596	17.2%

* Not meaningful

Net sales increased $77.0 million, or 22.8%, to $414.6 million for the three months ended December 29, 2017, as compared to $337.6 million for the prior-year period. Net sales increased $30.7 million due to higher volume of products sold for the metal electrical conduit and fittings, armored cable and fittings, mechanical pipe and metal framing and fittings product categories. Additionally, net sales increased $25.2 million resulting from the acquisitions of Marco Cable Management ("Marco"), Flexicon Limited ("Flexicon") and Calpipe Industries, LLC ("Calpipe") during the second half of fiscal 2017. Lastly, Net sales increased $19.0 million due to higher net average selling prices resulting from the pass-through of higher input costs.

Gross profit increased $5.2 million, or 5.7%, to $96.9 million for the three months ended December 29, 2017, as compared to $91.7 million for the prior-year period. Gross profit increased primarily due to the acquisitions of Marco, Flexicon and Calpipe during the second half of fiscal 2017 and higher volume of products sold, partially offset by higher input costs.

Net income increased $9.8 million, or 56.4%, to $27.2 million for the three months ended December 29, 2017, as compared to $17.4 million for the prior-year period, primarily due to a loss on extinguishment of debt of $9.8 million during fiscal 2017, lower interest expense of $3.2 million and lower income tax expense of $3.0 million due to the one-time tax benefit of the revaluation of the company's deferred tax liabilities as a result of the enactment of new tax legislation H.R.1. on December 22, 2017. The increase in net income was partially offset by higher selling, general, and administrative costs and intangible amortization expense resulting from the acquisitions of Marco, Flexicon and Calpipe in the second half of fiscal 2017.

Adjusted EBITDA increased by $8.6 million, or 17.2%, to $58.5 million for the three months ended December 29, 2017, as compared to $49.9 million for the prior-year period. The increase was primarily due to higher volume of products sold, incremental Adjusted EBITDA from acquisitions during the second half of fiscal 2017 and improved manufacturing productivity within the Mechanical Products and Solutions ("MP&S") segment. Adjusted EBITDA margins decreased slightly to approximately 14.1% during the three months ended December 29, 2017, as compared to 14.8% for the prior-year period.

Diluted earnings per share were $0.41 for the three months ended December 29, 2017, as compared to $0.26 in the prior-year period. Adjusted net income per diluted share increased to $0.46 for the three months ended December 29, 2017, as compared to $0.28 for the prior-year period.

Segment Results

Electrical Raceway

Electrical Raceway Net sales increased $74.1 million, or 30.6%, to $316.5 million for the three months ended December 29, 2017, as compared to $242.4 million for the prior-year period. The increase was due primarily to $25.3 million of higher volume of products sold within the metal electrical conduit and fittings and armored cable and fittings product categories and $25.2 million of additional sales from the acquisitions of Marco, Flexicon and Calpipe during the second half of fiscal 2017. Additionally, Net sales increased $21.8 million resulting from the pass-through impact of higher input costs of copper and increased market prices within the PVC electrical conduit and fittings market.

Electrical Raceway adjusted EBITDA increased $14.0 million, or 33.3%, to $56.2 million for the three months ended December 29, 2017, as compared to $42.1 million for the prior-year period. The increase was largely due to higher volume of products sold and increased market prices within the PVC electrical conduit and fittings market. Additionally, Adjusted EBITDA increased $4.9 million due to acquisitions during the second half of fiscal 2017.

Mechanical Products & Solutions ("MP&S")

MP&S Net sales increased $2.9 million, or 3.0%, to $98.6 million for the three months ended December 29, 2017, as compared to $95.7 million for the prior-year period. The increase was primarily due to $5.4 million of higher volume of products sold within the mechanical pipe and metal framing and fittings product categories partially offset by lower net average selling prices due to product mix.

MP&S Adjusted EBITDA decreased $5.0 million, or 31.5%, to $10.8 million for the three months ended December 29, 2017, as compared to $15.8 million for the prior-year period. Adjusted EBITDA margins decreased to 11.0% or the three months ended December 29, 2017, as compared to 16.5% for the three months ended December 30, 2016. Adjusted EBITDA decreased primarily due to higher steel and freight costs partially offset by improved manufacturing productivity and a higher volume of lower margin products sold.

Recent Events

On February 2, 2018, the Company completed a stock repurchase transaction whereby the Company repurchased from CD&R Allied Holdings, L.P. (the "CD&R Investor"), a related party, approximately 17.2 million shares of the Company's common stock, par value $0.01 per share, at a per share price equal to $21.77, which approximated fair value on the date of pricing for a total purchase price of approximately $375 million, subject to the terms and conditions set forth in the stock purchase agreement. As a result of the stock repurchase transaction, the CD&R Investor ownership decreased to approximately 29%.

On February 2, 2018, the Company borrowed an incremental $425 million under the First Lien Term Loan Facility at an interest rate of LIBOR plus 2.75%. Under this financing transaction, the interest rate on the pre-existing First Lien Term Loan Facility was also reduced to LIBOR plus 2.75%. The Company used proceeds from the incremental borrowing to i) repurchase common shares from the CD&R Investor, ii) repay all outstanding loans under the ABL Credit Facility and iii) pay related fees and expenses.

Second Quarter and Full-Year 2018 Guidance

The Company's second quarter 2018 Adjusted EBITDA guidance will be in the range of $0.42 - $0.48.

The Company reaffirms its expectation that fiscal year 2018 Adjusted EBITDA will be in the range of $245.0 - $260.0 million and is updating its Adjusted EPS guidance to be in the range to $1.95 - $2.15 due to the expected impact of the federal tax reform and after giving effect to the stock repurchase transaction described above.

Reconciliations of the forward-looking 2018 outlook for Adjusted EBITDA and Adjusted EPS are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Conference Call Information

Atkore management will host a conference call today, February 6, 2018, at 8 a.m. Eastern time, to discuss the Company's financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until February 20, 2018. The replay can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13675354.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the company's website at http://investors.atkore.com.

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers' businesses and employs approximately 3,500 people at 61 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.

Contact:

Keith Whisenand
Vice President - Investor Relations
708-225-2124
KWhisenand@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed under the caption "Risk Factors" in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 29, 2017 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; failure of our indemnification agreements in connection with acquisitions to adequately protect us from liabilities; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; our inability to continue importing raw materials, component parts and/or finished goods; changes as a result of recently enacted tax reform; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; the significant influence the Clayton, Dubilier & Rice LLC investor will have continued to have over corporate decisions; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business, and we use each in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before: depreciation and amortization, interest expense, net, loss (gain) on extinguishment of debt, income tax expense (benefit), restructuring and impairments, stock-based compensation, consulting fees, multi-employer pension withdrawal, certain legal matters, transaction costs, gain on sale of joint venture and other items, such as inventory reserves and adjustments and realized or unrealized gain (loss) on foreign currency transactions. We believe Adjusted EBITDA, when presented in conjunction with comparable accounting principles generally accepted in the United States of America ("GAAP") measures, is useful for investors because management uses Adjusted EBITDA as a profitability measure in evaluating the performance of our business.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

Net Income Margin

We define Net Income Margin as Net income as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before consulting fees, loss on extinguishment of debt, stock-based compensation expense, gain on sale of joint venture, certain legal matters and other items. We define Adjusted net income per share as basic or diluted earnings per share excluding the per share impact of consulting fees, loss on extinguishment of debt, stock-based compensation, gain on sale of joint venture, certain legal matters and other items.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve month ("TTM") basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
(in thousands, except per share data)	December 29, 2017	December 30, 2016 As Adjusted*
Net sales	$414,558	$337,591
Cost of sales	317,691	245,926
Gross profit	96,867	91,665
Selling, general and administrative	51,595	43,928
Intangible asset amortization	8,687	5,589
Operating income	36,585	42,148
Interest expense, net	6,594	9,830
Loss on extinguishment of debt	—	9,805
Other expense (income), net	286	(376)
Income before income taxes	29,705	22,889
Income tax expense	2,516	5,507
Net income	$27,189	$17,382

Weighted-Average Common Shares Outstanding
Basic	63,316	62,642
Diluted	65,989	65,920
Net income per share
Basic	$0.43	$0.28
Diluted	$0.41	$0.26

 * Adjusted due to the adoption of Accounting Standards Update 2017-07 Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	December 29, 2017	September 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$39,761	$45,718
Accounts receivable, less allowance for doubtful accounts of $1,230 and $1,239, respectively	203,733	224,427
Inventories, net	203,841	200,003
Prepaid expenses and other current assets	23,216	35,611
Total current assets	470,551	505,759
Property, plant and equipment, net	207,487	208,619
Intangible assets, net	337,067	344,289
Goodwill	148,061	147,716
Deferred income taxes	1,881	1,657
Non-trade receivables	7,004	7,052
Total Assets	$1,172,051	$1,215,092
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$4,215	$4,215
Accounts payable	116,747	125,618
Income tax payable	2,218	2,581
Accrued compensation and employee benefits	18,365	26,387
Other current liabilities	50,554	53,036
Total current liabilities	192,099	211,837
Long-term debt	527,802	571,863
Deferred income taxes	12,191	17,464
Other long-term tax liabilities	6,771	6,771
Pension liabilities	24,600	25,239
Other long-term liabilities	19,920	21,047
Total Liabilities	783,383	854,221
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 63,519,172 and 63,305,434 shares issued and outstanding, respectively	636	634
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	430,118	423,232
Accumulated deficit	(21,920)	(42,433)
Accumulated other comprehensive loss	(17,586)	(17,982)
Total Equity	388,668	360,871
Total Liabilities and Equity	$1,172,051	$1,215,092

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended
(in thousands)	December 29, 2017	December 30, 2016
Operating activities:
Net income	$27,189	$17,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,210	13,628
Deferred income taxes	(5,334)	(357)
Loss on extinguishment of debt	—	9,805
Stock-based compensation expense	3,564	2,720
Other adjustments to net income	1,559	1,831
Changes in operating assets and liabilities, net of effects from purchase price adjustments
Accounts receivable	19,967	31,957
Inventories	(5,396)	(18,615)
Other, net	(9,819)	(26,182)
Net cash provided by operating activities	48,940	32,169
Investing activities:
Capital expenditures	(8,235)	(3,964)
Proceeds from sale of assets held for sale	—	3,024
Other, net	784	14
Net cash used for investing activities	(7,451)	(926)
Financing activities:
Borrowings under credit facility	204,000	—
Repayments under credit facility	(247,000)	—
Repayments of short-term debt	(1,250)	(4,200)
Repayments of long-term debt	—	(637,350)
Issuance of long-term debt	—	498,750
Payment for debt financing costs and fees	—	(4,294)
Issuance of common stock	3,314	4,680
Repurchase of common stock	(6,681)	—
Other, net	(48)	—
Net cash used for financing activities	(47,665)	(142,414)
Effects of foreign exchange rate changes on cash and cash equivalents	219	(1,135)
Decrease in cash and cash equivalents	(5,957)	(112,306)
Cash and cash equivalents at beginning of period	45,718	200,279
Cash and cash equivalents at end of period	$39,761	$87,973
Supplementary Cash Flow information
Capital expenditures, not yet paid	$615	$173

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

		Three months ended
	(in thousands)	December 29, 2017	December 30, 2016
	Net income	$27,189	$17,382
	Interest expense, net	6,594	9,830
	Income tax expense	2,516	5,507
	Depreciation and amortization	17,210	13,628
	Loss on extinguishment of debt	—	9,805
	Restructuring and impairments	262	389
	Stock-based compensation	3,564	2,720
	Transaction costs	645	1,560
	Other (a)	507	(10,930)
	Adjusted EBITDA	$58,487	$49,891

(a)	Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions and release of certain indemnified uncertain tax positions.

ATKORE INTERNATIONAL GROUP INC.
SEGMENT INFORMATION

The following tables represent reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	December 29, 2017			December 30, 2016
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$316,523	$56,160	17.7%	$242,385	$42,117	17.4%
Mechanical Products & Solutions	98,574	$10,809	11.0%	95,681	$15,781	16.5%
Eliminations	(539)			(475)
Consolidated operations	$414,558			$337,591

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

		Three months ended
	(in thousands, except per share data)	December 29, 2017	December 30, 2016
	Net income	$27,189	$17,382
	Stock-based compensation	3,564	2,720
	Loss on extinguishment of debt	—	9,805
	Other (a)	507	(10,930)
	Pre-tax adjustments to net income	4,071	1,595
	Tax effect	(1,059)	(571)
	Adjusted net income	$30,201	$18,406

	Weighted-Average Common Shares Outstanding
	Basic	63,316	62,642
	Diluted	65,989	65,920

	Net income per share
	Basic	$0.43	$0.28
	Diluted	$0.41	$0.26

	Adjusted Net income per share
	Basic	$0.48	$0.29
	Diluted	$0.46	$0.28

(a)	Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions and release of certain indemnified uncertain tax positions.

ATKORE INTERNATIONAL GROUP INC.
LEVERAGE RATIO

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	December 29, 2017		September 30, 2017		September 30, 2016		September 25, 2015		September 26, 2014
Short-term debt and current maturities of long-term debt	$4,215		$4,215		$1,267		$2,864		$42,887
Long-term debt	527,802		571,863		629,046		649,344		649,980
Total debt	532,017		576,078		630,313		652,208		692,867
Less cash and cash equivalents	39,761		45,718		200,279		80,598		33,360
Net debt	$492,256		$530,360		$430,034		$571,610		$659,507

TTM Adjusted EBITDA	$236,204		$227,608		$235,002		$163,949		$126,597

Total debt/TTM Adjusted EBITDA	2.3	x	2.5	x	2.7	x	4.0	x	5.5	x
Net debt/TTM Adjusted EBITDA	2.1	x	2.3	x	1.8	x	3.5	x	5.2	x

ATKORE INTERNATIONAL GROUP INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months ended December 29, 2017:

	TTM	Three months ended
(in thousands)	December 29, 2017	December 29, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net income	$94,446	$27,189	$20,857	$27,465	$18,935
Interest expense, net	23,362	6,594	5,726	5,811	5,231
Income tax expense	38,495	2,516	12,173	11,431	12,375
Depreciation and amortization	58,309	17,210	14,485	13,341	13,273
Restructuring and impairments	1,129	262	556	(101)	412
Stock-based compensation	13,632	3,564	3,420	3,064	3,584
Certain legal matters	7,551	—	50	—	7,501
Transaction costs	3,863	645	2,235	845	138
Gain on sale of joint venture	(5,774)	—	—	—	(5,774)
Other	1,191	507	60	177	447
Adjusted EBITDA	$236,204	$58,487	$59,562	$62,033	$56,122